Exhibit 16.1

[KPMG Letterhead]

March 21, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for Enstar Group Limited and, under the date of February 24, 2022, we reported on the consolidated financial statements of Enstar Group Limited as of and for the years ended December 31, 2021 and 2020, and the effectiveness of internal control over financial reporting as of December 31, 2021. On March 17, 2022, we were notified that we were dismissed. We have read Enstar Group Limited’s statements included under Item 4.01 of its Form 8-K dated March 21, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph that the change was determined by the Audit Committee of the Board of Directors, and any of the statements in the fifth and sixth paragraphs under the heading “Appointment of New Independent Registered Public Accounting Firm” regarding the appointment of PricewaterhouseCoopers LLP (PwC), and consultations with PwC during the specified periods.

Very truly yours,

/s/ KPMG Audit Limited
KPMG Audit Limited